Exhibit (99)(c)

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share data)	March 31, 2005	December 31, 2004
ASSETS
Cash and due from banks	$12,043	11,714
Interest-bearing bank balances	1,285	4,441
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $11,188 at March 31, 2005, $4,431 repledged)	24,899	22,436

Total cash and cash equivalents	38,227	38,591

Trading account assets	47,149	45,932
Securities	116,731	110,597
Loans, net of unearned income	227,266	223,840
Allowance for loan losses	(2,732)	(2,757)

Loans, net	224,534	221,083

Loans held for sale	14,173	12,988
Premises and equipment	5,260	5,268
Due from customers on acceptances	826	718
Goodwill	21,635	21,526
Other intangible assets	1,428	1,581
Other assets	36,870	35,040

Total assets	$506,833	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	61,626	64,197
Interest-bearing deposits	236,031	230,856

Total deposits	297,657	295,053
Short-term borrowings	73,401	63,406
Bank acceptances outstanding	866	755
Trading account liabilities	22,418	21,709
Other liabilities	15,281	15,507
Long-term debt	47,932	46,759

Total liabilities	457,555	443,189

Minority interest in net assets of consolidated subsidiaries	2,811	2,818

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at March 31, 2005	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.576 billion shares at March 31, 2005	5,255	5,294
Paid-in capital	30,976	31,120
Retained earnings	10,319	10,178
Accumulated other comprehensive income, net	(83)	725

Total stockholders’ equity	46,467	47,317

Total liabilities and stockholders’ equity	$506,833	493,324

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2005	2004
INTEREST INCOME
Interest and fees on loans	$3,174	2,335
Interest and dividends on securities	1,426	1,141
Trading account interest	378	197
Other interest income	475	326

Total interest income	5,453	3,999

INTEREST EXPENSE
Interest on deposits	1,050	648
Interest on short-term borrowings	601	299
Interest on long-term debt	389	191

Total interest expense	2,040	1,138

Net interest income	3,413	2,861
Provision for credit losses	36	44

Net interest income after provision for credit losses	3,377	2,817

FEE AND OTHER INCOME
Service charges	513	471
Other banking fees	351	269
Commissions	599	756
Fiduciary and asset management fees	714	704
Advisory, underwriting and other investment banking fees	233	200
Trading account profits	99	77
Principal investing	59	38
Securities gains (losses)	(2)	2
Other income	429	250

Total fee and other income	2,995	2,767

NONINTEREST EXPENSE
Salaries and employee benefits	2,401	2,182
Occupancy	250	229
Equipment	265	259
Advertising	44	48
Communications and supplies	162	151
Professional and consulting fees	127	109
Other intangible amortization	115	112
Merger-related and restructuring expenses	61	99
Sundry expense	447	477

Total noninterest expense	3,872	3,666

Minority interest in income of consolidated subsidiaries	64	57

Income before income taxes	2,436	1,861
Income taxes	815	610

Net income	$1,621	1,251

PER COMMON SHARE DATA
Basic earnings	$1.03	0.96
Diluted earnings	1.01	0.94
Cash dividends	$0.46	0.40
AVERAGE COMMON SHARES
Basic	1,571	1,302
Diluted	1,603	1,326